Exhibit 10.63

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into between PharmAthene, Inc., a Delaware corporation (the “Company”), and Clifford J. Stocks (“Executive”). This Agreement is effective as of the day of the closing (the “Closing”) of the merger by and between the Company and Theraclone Sciences, Inc., a Delaware corporation, and certain other parties, (the “Merger”) pursuant to that Agreement and Plan of Merger Dated July 31, 2013 (the “Effective Date”). In the event the Merger is not consummated, this Agreement shall be of no force and effect.

1. POSITION AND DUTIES

Executive will serve as the Company’s President and Chief Executive Officer (“CEO”) and will report to the Company’s Board of Directors (the “Board”), and will be based in Seattle, Washington. Executive will have overall operating responsibility for the day-to-day management of the Company and will render such business and professional services in the performance of his duties, consistent with Executive’s position, as shall reasonably be assigned to him by the Board.

2. MEMBERSHIP ON BOARD

Executive will be promptly elected to the Board upon the Closing, and as long as Executive serves as CEO, the Company will nominate Executive for election and/or reelection as a member of the Board whenever his term is scheduled to expire. Executive may be removed from the Board in accordance with applicable law and the Company’s Bylaws. Upon any termination of employment of Executive with the Company, Executive agrees to resign from the Board upon the date of Executive’s termination of employment.

3. EXCLUSIVE SERVICE

Executive will devote his full working time and attention to the business of the Company and will not directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company; provided, however, that Executive may continue to serve on the advisory boards on which he presently serves, all of which have been disclosed to the Company, and may serve on additional boards (whether advisory or boards of directors) with the prior approval of the Board, such to not be unreasonably withheld. Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment. Executive’s service on the boards of directors of other companies will be subject to the same review and approval process that applies to other members of the Board. Executive will not render other services to any for-profit business other than the Company without the prior approval of the Board. It is understood that the Board may deny approval for any reason that it deems in the best interests of the Company, including the desire to have Executive not take on additional time commitments.

4. At-will EMPLOYMENT

Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with or without notice. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board immediately following the termination of his employment, if the Board so requests. Upon the Board’s request, Executive shall execute any and all documents reasonably required to give effect to any such terminations.

5. COMPENSATION AND BENEFITS

5.1 Base Salary. While employed by the Company pursuant to this Agreement, the Company shall pay Executive an annual base salary for fiscal year 2014 of $440,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices. From the Effective Date through December 31, 2013 the Company will continue to pay Executive a base salary of $379,600.00. The Base Salary will be reviewed annually by the Compensation Committee of the Board. Any changes thereto shall be determined by the Company in its sole and absolute discretion. Except as specifically set forth in this Section 5.1, the term “Base Salary” as used in this Agreement means the base salary of Executive immediately preceding Executive’s Termination Date.

5.2 Incentive Compensation Target Bonus. Executive will be eligible to receive an annual objective-based incentive bonus (“Target Bonus”) based on criteria established by the Board. For the 2014 fiscal year of Executive’s employment and subsequent fiscal years, Executive’s Target Bonus will be up to fifty percent (50%) of Executive’s then-current Base Salary. The Target Bonus will be reviewed annually by the Compensation Committee of the Board. The bonus will be paid as soon as reasonably practicable after the fiscal-year end but no later than the Section 409A short-term deferral period under Treasury Regulation 1.409-1(b)(4). Except as otherwise provided for herein, Executive must be employed with the Company on the date the Target Bonus is paid. The corporate objectives bonus target for 2013 shall remain at thirty-five percent (35%).

5.3 Employee Benefits. Executive shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

5.4 Vacation. Executive will be entitled to four weeks paid vacation (in addition to Company holidays) pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5.5 Expenses. The Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his performance of services on behalf of the Company.

6. EQUITY GRANTS

6.1 Equity Grants. The Company will recommend to the Board that Executive be granted options under the Company’s 2007 Long Term Incentive Compensation Plan (the “Plan”) to purchase 903,666 shares (which, for the avoidance of doubt, is intended to constitute 0.75% of the fully-diluted shares of the Company as measured as of immediately following the Closing of the Merger) of the Company’s common stock (the “Options”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. It is expected that the Option grant will occur on the day of the Closing (the “Grant Date”). The Options will vest over four (4) years in equal installments on each of forty-eight (48) monthly anniversaries of the Grant Date and become exercisable on each monthly anniversary date of the Grant Date, such vesting to be subject to Executive’s continued employment with the Company. Notwithstanding the foregoing, in the event of certain separations from service from the Company, the vesting of the Options will be accelerated as set forth in Section 7.

6.2 Additional Equity. Executive will be eligible to receive additional equity grants pursuant to a compensation program or plan that the Board (or the Compensation Committee of the Board) may establish in the future.

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6.3 Options Generally. The options to be granted pursuant to Section 6.1 will have a term of ten (10) years from the date of grant, and will be granted as an “Incentive Stock Option” to the maximum extent permitted by law.

7. TERMINATION BENEFITS

7.1 Prior Obligations. In the event that Executive’s employment terminates for any reason, whether voluntary or involuntary, Executive shall be entitled to the benefits under this Section 7.1:

7.1.1 Accrued Salary and Vacation. A lump sum payment of all salary and accrued but unused vacation earned through the Termination Date.

7.1.2 Expense Reimbursement. Upon submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses incurred by Executive, consistent with past practices, in connection with the business of the Company prior to Executive’s Termination Date.

7.1.3 Employee Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which Executive may be entitled to benefits, subject to and payable pursuant to the terms of such plans.

7.2 Termination in Absence of a Change of Control. Subject to Section 7.4 and provided that (i) Executive executes a binding Termination Release Agreement in a form specified by the Company within sixty (60) days from his Termination Date as set forth therein and (ii) Executive resigns his position as a member of the Board, in the event of Executive’s Termination in the Absence of a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement, Executive shall be entitled to the following benefits:

7.2.1 Executive shall receive an amount equal to twelve (12) months of Executive’s Base Salary, payable in one lump sum (the “Severance Amount”).

7.2.2 The Company will reimburse Executive for monthly premiums paid for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of twelve (12) months after Executive’s Termination Date, provided Executive timely elects COBRA continuation coverage. Such premium reimbursement shall cease on the date that Executive becomes covered under another group health plan. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the COBRA benefits described herein without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide Executive a lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue group health coverage for a period of up to twelve (12) months, which payment shall be made regardless of whether Executive elects COBRA continuation coverage.

7.2.3 Executive will receive accelerated vesting of any outstanding Equity Awards (including, for the avoidance of doubt, the Options, future Equity Awards and the stock options carried over from Theraclone Sciences, Inc. that were exchanged for PharmAthene options pursuant to the Merger) as to twenty-five percent (25%) of the total number of shares subject to outstanding Equity Awards. Notwithstanding the provisions of this Section 7.2.3, the Board may in its sole discretion provide for additional vesting of the Options or other past or future equity awards made to Executive upon termination under this Section 7.2.

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7.3 Additional Benefits on Termination Upon Change of Control. Subject to Section 7.4 and provided (i) Executive executes a binding Termination Release Agreement in a form specified by the Company within sixty (60) days from his Termination Date as set forth therein and (ii) Executive resigns his position as a member of the Board, in the event of Executive’s Termination Upon a Change of Control, in addition to the benefits provided under Section 7.1 of this Agreement (and in place of the benefits provided under Section 7.2 (except as set forth below in 7.3.2) of this Agreement), Executive shall be entitled to the following benefits:

7.3.1 Executive shall receive an amount equal to the Severance Amount (but in any event the Severance Amount shall not be less than twelve (12) months of Executive’s Base Salary), payable in one lump sum.

7.3.2 The payment set forth above in Section 7.2.2.

7.3.3 Executive will receive accelerated vesting of 100% of the unvested portion of any and all of Executive’s outstanding Equity Awards (including, for the avoidance of doubt, the Options, the Annual Options, the options carried over from Theraclone Sciences, Inc. that were exchanged for PharmAthene options pursuant to the Merger and any future Equity Awards made to Executive).

7.3.4 Transition Services for Termination Upon Change of Control. As a condition to receipt of the benefits provided pursuant to this Section 7.3, Executive agrees to provide services to the Company (and any Successor) following the Termination Upon a Change of Control to provide reasonable transition services for a period of time not to exceed three (3) months, provided that such services shall not account for greater than twenty percent (20%) of the level of services Executive provided as CEO prior to the Termination Upon Change of Control.

7.4 Timing of Payments.

7.4.1 In the event that Executive’s employment terminates for any reason, whether voluntarily or involuntarily, all payments made under Section 7.1 of this Agreement shall be made within the time prescribed by applicable law, provided however that in no case shall payments extend beyond ninety (90) days of the Termination Date.

7.4.2 In the event of a Termination in Absence of a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.2 of this Agreement shall be made within sixty (60) days of the Termination Date, provided that, for any payments where a release is required, such release has been executed and is effective.

7.4.3 In the event of a Termination Upon a Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement shall be made within sixty (60) days of the Termination Date, provided, however, that if Executive’s Termination Date is prior to the consummation of the Change of Control, all payments (other than COBRA premium reimbursements) made under Section 7.3 of this Agreement (less any payments previously made under Section 7.2 of this Agreement) shall be made within sixty (60) days of the consummation of the Change of Control, provided further that, for any payments where a release is required, such release has been executed and is effective.

8. FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a nationally recognized accounting firm doing business in the United States which otherwise does not perform services for the Company (which will be chosen by the mutual agreement of Executive and the Company, such services to be paid by the Company), and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

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9. DEFINITIONS

9.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 9, unless defined elsewhere herein or the context clearly requires a different meaning.

9.2 “Cause” means:

(a) a clear refusal by Executive to carry out any material lawful duties of Executive as CEO or any directions by the Board;

(b) Executive’s persistent failure to carry out any lawful duties as CEO or any directions of the Board reasonably consistent with those duties; provided, however, that Executive has been given reasonable notice of the specific failure and an opportunity to correct such failure within thirty (30) business days from the date of the notice;

(c) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, which the Board believes has had or will have a detrimental effect on the Company’s reputation or business;

(d) Executive engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties;

(e) Executive’s committing an act of fraud against the Company or willful misappropriation of property belonging to the Company;

(f) Executive engaging in any other willful misconduct that has caused or will cause material harm to the Company’s reputation or business; or

(g) Executive’s breach of the Proprietary Information, Invention and Assignment Agreement.

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9.3 “Change of Control” means:

(a) a sale, conveyance, exchange or transfer in which any person or entity, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of all of its then outstanding voting securities;

(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, a majority of the voting power of all voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

9.4 “Company” means PharmAthene, Inc. and any Successor.

9.5 “Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to Executive.

9.6 “Good Reason” means any of the following actions that have been taken by the Company without Executive’s written consent, provided, that the Company receives, within ninety (90) days following the occurrence of any of the conditions or events set forth in clauses (a) through (d) below, written notice from Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, the Company fails to cure the condition or event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and Executive terminates employment within thirty (30) days following expiration of such cure period:

(a) a material change, adverse to Executive, in Executive’s position, titles, offices or duties;

(b) an assignment of any significant duties to Executive that are inconsistent with any positions or offices held under this Agreement;

(c) a material decrease in Executive’s then current annual Base Salary;

(d) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then current location.

9.7 “Permanent Disability” means “disability” within the meaning of Section 22(e)(3) of the Code:

9.8 “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change of Control.

9.9 “Termination Date” means the effective date of an Executive’s “separation from service” as defined (to the extent applicable) in Section 409A and the Treasury Regulations promulgated thereunder.

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9.10 “Termination in Absence of Change of Control” means:

9.10.1 any termination of Executive’s employment by the Company without Cause other than where such termination occurs in connection with a Change of Control or during the twelve (12) month period following the consummation of a Change of Control; or

9.10.2 any resignation by Executive for Good Reason where such Good Reason does not occur in connection with a Change of Control or does not occur during the twelve (12) month period following the consummation of the Change of Control.

9.10.3 Notwithstanding the foregoing, the term “Termination in Absence of Change of Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive voluntarily terminating Executive’s employment with the Company for other than Good Reason.

9.11 “Termination Upon Change of Control” means:

9.11.1 any termination of the employment of Executive by the Company without Cause that occurs in connection with a Change of Control or during the twelve (12) month period following the consummation of a Change of Control; or

9.11.2 any resignation by Executive for Good Reason that occurs in connection with a Change of Control or during the twelve (12) month period following the consummation of a Change of Control.

9.11.3 Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive’s voluntary termination of Executive’s employment with the Company other than for Good Reason.

10. RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed and effective Termination Release; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company.

11. NONCUMULATION OF BENEFITS

Executive may not cumulate cash severance payments, acceleration of Equity Award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If Executive has any other binding written agreement or other binding arrangement with the Company that provide that upon a change of control or termination of employment Executive shall receive change of control, termination, severance or similar benefits, then Executive hereby expressly waives Executive’s rights to such other benefits and any agreement providing such benefits terminates and is superseded on the Effective Date of this Agreement.

12. PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon Executive’s acknowledgment of Executive’s continuing obligation under the Theraclone Sciences, Inc. confidential information and assignment agreement, and Executive’s agreement to execute and abide by the terms and conditions of the Company’s confidential information and assignment agreement (the “Information Agreement”) between Executive and the Company. Accordingly, during the term of this Agreement and following the Termination Date, Executive agrees to continue to abide by the terms and conditions of the Information Agreement.

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13. indemnificATION

The Company will indemnify Executive with respect to activities in connection with employment hereunder to the fullest extent provided in the Company’s bylaws. Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Executive will enter into the form of Indemnification Agreement provided to other similarly situated executive officers and directors of the Company.

14. ARBITRATION

14.1 Disputes Subject to Arbitration. Executive and the Company agree to submit to mandatory binding arbitration, in King County, Washington, any and all claims arising out of or related to this Agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

14.2 Site of Arbitration. The site of the arbitration proceeding shall be in King County, State of Washington.

15. NOTICES

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

PharmAthene, Inc.

1124 Columbia Street, Suite 300

Seattle, WA 98104

and, if to Executive, at such address specified by Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

16. MISCELLANEOUS PROVISIONS

16.1 Heirs and Representatives of Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

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16.2 No Assignment of Rights. The interest of Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 16.2 shall be void.

16.3 Amendment; Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

16.4 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any employment, change of control, severance, termination or similar benefits by and between Executive and the Company or by and between Executive and Theraclone Sciences, Inc., including, for the avoidance of doubt, that certain Executive Employment Agreement by and between Executive and Theraclone Sciences, Inc. dated as of December 2, 2011.

16.5 Withholding Taxes; 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code (“Section 409A”) and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commenced until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including, without limitation, the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

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16.6 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

16.7 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Washington, without regard to where Executive has his residence or principal office or where he performs his duties hereunder.

16.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

16.9 Attorneys’ Fees. In the event of any claim, demand or suit arising out of or with respect to this Agreement, Executive following a prevailing judgment shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

CLIFFORD J. STOCKS

Dated:

PHARMATHENE, INC.

By:

Title:	Chairman of the Board

Dated:

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